EXHIBIT 5

[ON THE LUBRIZOL CORPORATION LETTERHEAD]

July 1, 2010

The Lubrizol Corporation

29400 Lakeland Boulevard

Wickliffe, Ohio 44092-2298

Re:	The Lubrizol Corporation 2010 Stock Incentive Plan (the “Plan”)

Ladies and Gentlemen:

I am the Vice President and General Counsel of The Lubrizol Corporation (the “Company”). I have acted as counsel to the Company in connection with the registration statement on Form S-8 being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to 3,000,000 common shares, without par value (the “Common Shares”) of the Company to be issued from time to time under the Plan.

I have examined, or caused to be examined, written documents constituting the Plan and such other documents and corporate records as I deemed necessary or appropriate in order to render this opinion. On the basis of this examination, I am of the opinion that:

(1)	The Company is a corporation validly organized and existing and in good standing under the laws of the State of Ohio.

(2)	The Company is authorized to issue 120,000,000 Common Shares, of which 67,716,291 Common Shares were issued and outstanding as of May 31, 2010. When issued, the Common Shares will be legally issued, fully paid and non-assessable.

The foregoing opinion is limited to the Federal laws of the United States of America and the laws of the State of Ohio.

I hereby consent to the use of my name under Item 5 in Part II of the registration statement and to the filing of this opinion as an Exhibit to the registration statement. In giving this consent, I do not hereby admit that I come within the category of persons whose consent is required by the Securities Act of 1933, as amended, and the rules promulgated thereunder.

Very truly yours,

/s/ Joseph W. Bauer

Joseph W. Bauer
Vice President and General Counsel